Exhibit 4.3

SSR MINING INC.
EMPLOYEE SHARE PURCHASE
PLAN
Effective as of May 27, 2022

i

SSR Mining Inc.
2022 Employee Share Purchase Plan
Section 1Definitions
1.1As used in the Plan:
“Administration Agreement” means the agreement between the Company and the Administrative Agent with respect to duties, responsibilities and rights of the Administrative Agent in connection with the Plan;
“Administrative Agent” means the company or other entity appointed from time to time by the Committee to purchase, hold and distribute Shares in accordance with the terms and provisions of the Plan and the Administrative Agreement;
“Award Date” shall have the meaning given in Section 6.2;
“Base Salary” means regular base salary excluding, for greater certainty, the value of other employee benefits, commissions, bonuses, overtime and other variable pay; unless otherwise approved by the Committee;
“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Company (including pursuant to the Company’s Insider Trading Policy), the Securities Act or any Stock Exchange Policies, securities of the Company may not be traded by Insiders or other specified persons (for greater certainty, including any Restricted Persons), including any period in which any such Insiders or other specified persons are in possession of material non-public information;
“Board” means the Board of Directors of the Company;
“Business Day” means any day of the year, other than a Saturday, Sunday, a statutory holiday in British Columbia, a federal or state holiday in the U.S.A., or any day on which an Employer is not open for business during normal business hours;
“Brokerage Agent”, means a person or company as may from time to time be engaged by the Company to perform brokerage services and such other services as may be required pursuant to this Plan, including without limitation the purchase and sale of Shares;
“Code”, means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
“Committee” means the Compensation and Leadership Development Committee of the Board or such other committee as may be designated by the Board to carry out some or all of the functions assigned to the Committee hereunder;
“Company” means SSR Mining Inc.;
“Eligible Employee” shall have the meaning given in Section 3.2;
“Employee” means a full-time or part time permanent employee of the Employer, and does not include contract or seasonal employees unless authorized by the Committee;
“Employer” means the Company, any subsidiary of the Company and any successor corporations thereto that employs an Employee;
“Employer Contributions” means contributions made to the Plan by the Employer pursuant to Section 5;
“Enrollment Date” means any of January 1, April 1, July 1 and October 1, as applicable in the context, or such other date as may be approved by the Board from time to time;

SSR Mining Inc.
2022 Employee Share Purchase Plan
“Insider” means a person described as an “insider” in either: (i) the Stock Exchange Policies or (ii) the Securities Act;
“Matching Period” means in respect of a Participant, the applicable Pay Period or Pay Periods during which a Participant’s Contribution has been made to the Plan;
“Participant” means an Employee eligible to participate in the Plan in accordance with the Section 3.2 and who has enrolled in the Plan in accordance with Section 3.3;
“Participant’s Account” means an account established by the Administrative Agent with respect to each Participant under the Plan pursuant to Section 9.4;
“Participant Contributions” means periodic contributions made by a Participant to the Plan by means of payroll deduction or in accordance with Section 4.5 and computed as a percentage of the Participant’s Base Salary;
“Pay Period” means the pay period applicable for a particular Participant;
“Plan” means this Employee Share Purchase Plan, as it may be amended from time to time;
“Remittance Date” shall have the meaning given in Section 6.1;
“Restricted Persons” has the meaning given in the Company’s Insider Trading Policy;
“Securities Act” means the Securities Act, R.S.B.C 1996, c. 418, as amended and the regulations promulgated thereunder;
“Shareholders” means all Shareholders of the Company, whether or not they are Participants;
“Shares” means the common shares in the capital of the Company and includes a fraction of a Share of the Company;
“Stock Exchange” means (i) each of the Toronto Stock Exchange and the NASDAQ, (ii) if the Shares are listed on only one of the Toronto Stock Exchange or the NASDAQ, that stock exchange, or (iii) if the Shares are listed on neither the Toronto Stock Exchange of the NASDAQ, such other stock exchange on which the Shares of the Company are listed for trading from time to time;
“Stock Exchange Policies” means the rules and policies of the Stock Exchange, as amended from time to time, including, if applicable, the TSX Company Manual as amended from time to time; and
“Tax Act” means the Income Tax Act (Canada) as amended, and the regulations promulgated thereunder.
1.2Unless the context otherwise requires, references to the masculine shall be deemed to include references to the feminine, and vice versa, and references to the singular shall be deemed to include references to the plural, and vice versa.
1.3The headings in this Plan are for ease of reference only and shall not affect the interpretation of the provisions herein contained. A reference to a section shall, except where expressly stated otherwise, mean a section of this Plan, as applicable.
1.4A reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

SSR Mining Inc.
2022 Employee Share Purchase Plan
Section 2Purpose; Shares Subject to Plan
2.1The purpose of the Plan is to enable Employees to acquire shares in the Company, in order to provide them with a continuing stake in the Company and align their interests with those of the Shareholders. The Plan is not intended to constitute an “employee stock purchase plan” qualified under Section 423 of the Code, nor is it intended to be an “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
2.2The aggregate number of common shares of the Company that are authorized to be purchased under the Plan shall not exceed 3,000,000. Shares purchasable under the Plan will be shares repurchased by the Company on the open market.
Section 3Eligibility and Enrollment
Effective Date
3.1The Plan is effective May 27, 2022.
Eligible Employees
3.2All permanent employees of the Company and any subsidiary of the Company, except for Insiders, shall be considered “Eligible Employees” for the purposes of this Plan unless otherwise determined by the Committee.
Enrollment
3.3An Eligible Employee may give notice to the Company in a form prescribed by the Company to start participation in the Plan. Subject to Section 8, an Employee’s participation shall commence on the Enrollment Date immediately following the date such notice is received. Such notice shall constitute acceptance by the Employee of all the terms and conditions of the Plan.
Section 4Participant Contributions
Participant Contributions
4.1Pursuant to Section 3.3, the Employee shall specify the amount of any Participant Contributions he or she wishes to make. Such amount of Participant Contributions must be equal to any whole percentage of the Participant’s Base Salary earned every pay period and may not exceed five percent (5%) of the Participant’s Base Salary earned every pay period (in one percent (1%) increments). Subject to Section 4.5, all Participant Contributions shall be made through payroll deductions. Participant Contributions shall not earn any interest pending their use to purchase Shares.
Varying Participant Contributions
4.2The Participant may give notice to the Employer to vary the amount of Participant Contributions to be deducted once per calendar year.
Stopping Participant Contributions
4.3A Participant may at any time give written notice to the Employer to stop his Participant Contributions under the Plan on the date specified in such notice.

SSR Mining Inc.
2022 Employee Share Purchase Plan
Paid Leave of Absence
4.4A Participant on authorized paid leave of absence, including leaves with supplemental employment benefits, shall continue to make Participant Contributions through payroll deductions, as provided in Section 3.4, unless such Participant has given notice in writing to the Employee to stop Participant Contributions pursuant to Section 4.3.
Unpaid Leave of Absence
4.5In the event a Participant goes on unpaid leave approved by the Employer, employee and employer contributions to the Plan will cease during the leave period.
Restarting Participant Contributions
4.6A Participant who has stopped Participant Contributions pursuant to Section 4.3 or 4.4 is not permitted to restart Participant Contributions for a period of six (6) months (hereinafter, the “Suspension Period”) from the date that contributions are suspended.
4.7A Participant may give notice to the Employer any time after the Suspension Period to re-start Participant Contributions under the Plan but may not make up Participant Contributions that have been missed.
Timing
4.8Subject to Section 8, and unless a later date is specified in the relevant notice received by the Company:
(a)The Employer shall, following receipt of notice from an Employee pursuant to Section 3.3, commence payroll deductions for Participant Contributions on the next Enrollment Date;
(b)The Employer shall, commencing on the Enrollment Date following receipt of a notice under Section 4.2, vary the amount of Participant Contributions as specified in the notice;
(c)The Employer shall, following receipt of a notice under Section 4.3, ensure that no further deductions of the Participant Contributions are made by it under the Plan; and
(d)The Employer shall, following receipt of a notice under Section 4.7, to re-start deductions under the Plan, restart such Participant Contributions on the next Enrollment Date following the later of the end of the Suspension Period and receipt of a notice under Section 4.7.
Termination of Employment, Retirement
4.9In the event of the termination of employment for any reason, retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 10.2, Participant Contributions shall be automatically stopped and any Participant Contributions held by the Employer at such time shall be returned to such Participant.
Treatment of Insiders
4.10In the event that a Participant becomes an Insider, Participant Contributions shall be automatically stopped and any Participant Contributions held by the Employer at such time shall be returned to such Participant.

SSR Mining Inc.
2022 Employee Share Purchase Plan
Section 5Employer Contributions
Employer Contributions
5.1An Employer Contribution shall be made by the Employer on the next Business Day following the end of the Matching Period applicable to the related Participant Contributions.
5.2The Employer Contribution shall be equal to twenty-five percent (25%) of the related Participant Contributions.
5.3The Employer Contribution is deemed to be a taxable benefit to the Employee and is subject to income tax, and any applicable statutory deductions in accordance with local tax regulatory authorities.
Section 6Acquisition of Shares
Remittance of Contributions
6.1Participant Contributions withheld through payroll deduction by the Employer in each Pay Period shall be remitted by the Employer to the Administrative Agent, who shall remit such Participant Contributions to the Brokerage Agent, as soon as practicable following the end of the quarter in which such withholding is effected (hereinafter “Remittance Date”).
6.2Employer Contributions shall be remitted by the Employer to the Administrative Agent, who shall remit such Employer Contributions to the Brokerage Agent, as soon as practicable following the end of the Matching Period applicable to the related Participant Contributions (hereinafter “Award Date”).
Acquisition of Shares
6.3As soon as practicable after the Remittance Date or the Award Date, but in all cases within fifteen (15) Business Days following the Remittance Date or the Award Date, as the case may be, the Brokerage Agent shall purchase Shares on behalf of the Participants with all Participant Contributions and Employer Contributions on the open market, through the facilities of the Stock Exchange, if applicable.
6.4The Brokerage Agent shall purchase only whole Shares and shall round down to the nearest whole Share with respect to any partial Shares resulting from the amount of Participant Contributions and Employer Contributions remitted to the Brokerage Agent. Any Participant Contributions and Employer Contributions in respect of partial Shares shall be returned to the Employer for the behalf of the Participants and rolled forward into future purchase periods for the purchase of whole Shares.
Share Purchase Price
6.5The price of Shares purchased in respect of a given quarter shall correspond to their market price at the time of purchase, provided however that where the Brokerage Agent has purchased Shares under the Plan at various prices in any given quarter, the purchase price of all such Shares shall correspond to the weighted average price paid for all purchases of Shares that are required to be made under the Plan in respect of such quarter.
Registration and Voting
6.6Shares purchased or otherwise acquired by the Administrative Agent under the Plan shall be registered in the name of the Brokerage Agent approved by the Administrative Agent and held on behalf of the respective Participants.

SSR Mining Inc.
2022 Employee Share Purchase Plan
6.7Whole shares allocated to a Participant’s Account will be voted in accordance with the directions, if any, of the Participants.
Dividends
6.8The Committee shall determine, from time to time in the discretion of the Committee, whether cash dividends paid by the Company on its Shares shall be: (i) paid out in cash to the Participants, or (ii) used to purchase additional Shares on the open market for credit to Participants’ Accounts. The Employer shall promptly notify Participants of the Committee’s treatment of dividends as made from time to time. Each Participant acknowledges that the receipt of dividends may be a taxable event for such Participant.
Section 7Sale or Withdrawal
Right to Sell or Withdraw
7.1Subject to Section 8, the withholding obligations in Section 11.4 and any applicable securities laws and regulations, a Participant may at any time:
(a)give written notice to the Administrative Agent to sell some or all of that portion of the Shares in the Participant’s Account in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to sell the Shares on the open market and pay to the Participant an amount equal to the net proceeds of such sale, after deduction of any applicable brokerage fees and expenses associated with the sale of those Shares which have been sold at the Participant’s direction.
(b)give written notice to the Administrative Agent to withdraw (by way of certificate or transfer) some or all of that portion of the Shares in the Participant’s Account, in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to transfer and deliver to the Participant those Shares, after deduction of any applicable brokerage fees and expenses associated with the withdrawal, that have been withdrawn at the Participant’s direction.
7.2The right of the Participant to sell or withdraw all or a portion of his or her Shares shall only be effected pursuant to the terms of Section 7.1. For greater certainty, the Brokerage Agent is prohibited from consulting with the Participant regarding any sales or withdrawals under this Plan and the Participant is prohibited from disclosing any information, including, without limitation, Material Non-Public Information, that may influence the execution of this Plan.
7.3The Participant will be responsible for paying any fees associated with the sale or withdrawal of all or a portion of his or her Shares.
Sale or Withdrawal on Termination of Employment or Plan Termination
7.4In the event of the termination of employment with the Company or any other Employer for any reason, including retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 10.2, the Administrative Agent shall, as directed by the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable, direct the Brokerage Agent to transfer and deliver or sell all the Shares in the Participant’s Account and deliver the net proceeds to the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable. The Participant, beneficiary or legal representatives of the Participant’s estate, as applicable, shall provide the Administrative Agent with directions in accordance with this Section 5 within ninety (90) days of the termination of employment, retirement or death of a Participant or Plan termination, as applicable. If no direction is received by the Administrative Agent within such time period, the Administrative Agent shall direct the Brokerage Agent to a) for

SSR Mining Inc.
2022 Employee Share Purchase Plan
Canadian Participants, direct the Brokerage Agent to transfer and deliver the Shares in the Participant’s Account to an individual account; and b) for non- Canadian Participants, direct the Brokerage Agent to sell all Shares and deliver the cash proceeds to the Participant. The Participant will be responsible for paying any fees for issuance of share certificates or transfer requests. Shares may be sold to cover fees associated with these transaction types. The Participant shall receive the cash equivalent for any fractional Shares credited to the Participant’s Account.
7.5The Participant shall be responsible for ensuring compliance with the provisions of the Tax Act, the Code, as well as any applicable U.S. state laws in respect of the tax consequences resulting from any transfer or sale of Shares from a Participant’s Account.
Section 8Blackout Periods
8.1No Employee or Participant shall be permitted to enroll in the Plan, commence, vary, stop or restart Participant Contributions while such Employee or Participant is subject to a Blackout Period, except where written notice of the Employee’s or Participant’s intention to enroll in the Plan, commence, vary, stop or restart Participant Contributions was received by the Company prior to such Blackout Period. No Employee or Participant shall be permitted to sell any Shares from the Plan while such Employee or Participant is subject to a Blackout Period. Any notice to enroll in the Plan, commence, vary, stop or restart Participant Contributions, or sell Shares delivered during a Blackout Period shall only be effective as set out in Section 8.2.
8.2In respect of Employees or Participants affected by the provisions of Section 8.1:
(a)for purposes of enrollment in the Plan under Section 3.3, in the event that notice of enrollment is received by the Company during a Blackout Period, enrollment will be effective on the first Enrollment Date following the end of the applicable Blackout Period;
(b)for purposes of the commencement of Participant Contributions under Section 4.1, in the event that notice of commencement of Participant Contributions was received during a Blackout Period, payroll deductions will commence with the first payroll period following the first Enrollment Date following the end of the applicable Blackout Period;
(c)for purposes of varying Participant Contributions under Section 4.2, stopping Participant Contributions under Section 4.3 or restarting Participant Contributions under Section 4.7, in the event the notice to vary, stop or restart Participant Contributions is received during a Blackout Period, Participant Contributions will be varied, stopped or restarted upon the commencement of the first Enrollment Date following the end of the applicable Blackout Period; and
(d)any notice to sell Shares made by Participant under Sections 7.1 or 7.2 will only be valid if the notice is served and the sale occurs outside of a Blackout Period.
8.3For the avoidance of doubt, nothing in this Section 8 shall restrict the Company from making purchases under the Plan in the ordinary course.

SSR Mining Inc.
2022 Employee Share Purchase Plan
Section 9Administration and Participant Accounts
Administration
9.1The Plan shall be administered by the Human Resources Department of the Company, subject to the oversight of the Committee.
Participant Accounts
9.2The Administrative Agent shall maintain, or cause to be maintained, one or more separate accounts for each Participant. The Administrative Agent shall credit to the account of a Participant all Participant Contributions made by such Participant, all Employer Contributions awarded, and all Shares acquired.
Participant Account Statements
9.3The Administrative Agent shall provide a statement of account to each Participant setting out the activity relating to the Participant’s Account on an annual basis. The statement of account to each Participant shall include information as agreed to between the Administrative Agent and the Company.
9.4Except as otherwise provided in this plan, the Employer shall pay all costs of administering the Plan, including without limitation all the fees and expenses of the Administrative Agent. All brokerage fees relating to the acquisition of Shares shall be borne by the Company or the applicable Employer. All brokerage and other fees relating to the sale or withdrawal of Shares shall be paid by the relevant Participants.
No Share Value Guarantee
9.5The Company makes no representation or warranty as to the future market value of any Shares acquired in accordance with the provisions of the Plan.
Section 10Amendment and Termination
Amendment
10.1The Committee may amend or suspend at any time, and from time to time, all or any of the provisions of the Plan at its sole and complete discretion, except that no such amendment shall operate so as to deprive a Participant of any Shares or any Employer Contributions credited to a Participant’s Account or otherwise due to a Participant prior to the date thereof. Notwithstanding the foregoing, if any provision of the Plan contravenes any applicable law or regulation or any rule, regulation, by-law or policy of any regulatory authority or stock exchange having jurisdiction or authority over the Company, any other Employer or the Plan, then the Committee may amend such provision, retroactively or prospectively, to the extent required to bring such provision into compliance therewith.
10.2Notwithstanding Section 10.1, no amendment to Section 5.2 shall be made without obtaining approval of the Shareholders.
Plan Termination
10.3The Committee reserves the right, in its sole and complete discretion, to terminate the Plan, in whole or in part, at any time provided that no such termination shall operate so as to deprive a Participant of any Shares or Employer Contributions credited to a Participant’s Account or otherwise due to a Participant prior to the date thereof.

SSR Mining Inc.
2022 Employee Share Purchase Plan
Section 11Miscellaneous Provisions
Participant’s Rights not Transferable
11.1Except as provided herein or as required by applicable legislation, the rights of a Participant pursuant to the provisions of the Plan are non-assignable and non-transferable, in whole or in part. No attempted assignment or transfer thereof, otherwise than in accordance with the provisions hereof, shall be effective.
No Effect on Employment
11.2Participation in the Plan by an Employee shall be voluntary. The terms of employment of an Employee shall not be affected by his or her participation in the Plan. Nothing contained in the Plan or in any documentation pertaining thereto shall confer upon any Participant any right with respect to continuance of employment by the Employer or interfere in any way with the right of the Employer to terminate the employment of any Participant. Under no circumstances shall any person, who is or has at any time been a Participant, be able to claim from the Employer or any related person any sum or other benefit to compensate for loss of any rights or benefits under or in connection with this Plan or by reason of his or her participation herein. For greater certainty, a period of notice or payment in lieu thereof, if any, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of the Plan.
Jurisdiction
11.3This Plan shall be construed, enforced and administered in accordance with the laws of the Province of British Columbia and laws of Canada applicable therein.
Withholdings
11.4The Company, or any applicable Employer, may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be required by law to be withheld with respect to any tax or other required deductions and may, without limiting the generality of the foregoing, cause to be sold a Participant’s Plan Shares to the extent required in order to effect any such withholding or other required deduction.
Information to be Provided
11.5Each Participant and other person entitled to benefits under the Plan shall, upon request, furnish such information as may be required by the Employer, Committee or the Administrative Agent in order to administer the Plan including, without limitation, to make the payments under Section 7.2.
Severability
11.6If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of the Plan.
11.7Section 409A
(a)This Plan and the benefits provided under it to U.S. Participants are intended to comply with the short-term deferral exemption under Section 409A of the Code (“Section 409A”), and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time. Notwithstanding the foregoing or any provisions of the Plan to the contrary, if the Company determines that such exemption is not applicable to the Plan benefits, or any provision of the Plan

SSR Mining Inc.
2022 Employee Share Purchase Plan
contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without any Participant’s consent, modify such provision and any appropriate policies and procedures, including amendments and policies with retroactive effect, and take such other actions as the Committee determines necessary or appropriate (x) to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (y) preserve, to the maximum extent practicable, the intended tax treatment of the benefits provided by the Plan without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 11.7(a) does not create an obligation on the part of the Company to modify the Plan and does not guarantee that Plan benefits will not be subject to taxes, interest and penalties under Section 409A.
(b)If a U.S. Participant becomes entitled to receive payment from such Participant’s Account as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Participant Account constitutes “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant’s date of death.